Dobson Communications Files Registration Statement for Preferred Stock
Exchange Offer and Consent Solicitation

OKLAHOMA CITY, Jan. 18, 2005 — Dobson Communications Corporation (“Dobson” or the “Company”) (Nasdaq:DCEL) announced that it has filed a registration statement with the U.S. Securities and Exchange Commission (“SEC”) relating to a proposed offer to exchange cash or shares of Class A common stock for up to all of its outstanding 12.25% Senior Exchangeable Preferred Stock and 13% Senior Exchangeable Preferred Stock (the “Exchange Offer”). The Exchange Offer is intended to reduce Dobson’s long-term obligations, simplify its capital structure and improve the liquidity of the Class A common stock.

Upon commencement of the Exchange Offer, for each share of preferred stock tendered, holders may elect to receive either (1) cash or (2) shares of Dobson’s Class A common stock with a market value based on the volume-weighted average price of Dobson’s Class A common stock on the Nasdaq National Market during the five-trading-day period ending on the second trading day prior to the expiration date of the Exchange Offer. If holders elect to receive cash or shares of Class A common stock in excess of certain limits, Dobson will allocate the cash or shares of Class A common stock, as applicable, on a pro rata basis.

As part of the Exchange Offer, Dobson is also soliciting consents from holders of its 12.25% preferred stock and 13% preferred stock to (1) amend the respective certificate of designation governing each series of preferred stock to eliminate all voting rights, other than voting rights required by law, and substantially all of the restrictive covenants applicable to such series of preferred stock and (2) waive compliance by Dobson with the provisions of the certificates of designation that are proposed to be eliminated by the proposed amendments until the proposed amendments become effective or until 18 months after the expiration date of the Exchange Offer (the “Consent Solicitation”). Each holder of preferred stock that consents would be entitled to an additional cash consent fee for each share of preferred stock tendered upon consummation of the Exchange Offer.

Dobson anticipates that the Exchange Offer will commence as soon as practicable after the registration statement becomes effective.

The dealer manager and solicitation agent for the concurrent Exchange Offer and Consent Solicitation is Houlihan Lokey Howard & Zukin Capital, Inc.

Questions regarding the Exchange Offer and Consent Solicitation may be directed to and, after the Exchange Offer and Consent Solicitation are commenced, a copy of the written prospectus relating to the Exchange Offer and Consent Solicitation may be obtained from the information agent, Bondholder Communications Group, 30 Broad Street, 46th Floor, New York, New York 10004 at (212) 809-2663. These securities are offered only by means of a written prospectus. This is neither an offer to sell nor a solicitation of an offer to buy any securities.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Company Information

Dobson is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, Dobson owns wireless operations in 16 states. For additional information on Dobson and its operations, please visit its Web site at www.dobson.net

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, but are not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of the Company’s significant leverage on its operating plans; and various other uncertainties associated with the telecommunications industry and the Company’s operations in particular. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission, including the registration statement relating to the Exchange Offer. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation
J. Warren Henry
(405) 529-8820